Exhibit 23.1

CONSENT OF UHY LLP

We have issued our report dated March 23, 2012, with respect to the consolidated financial statements and our report on internal control over financial reporting dated March 23, 2012 included in the Annual Report of Geokinetics Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Geokinetics Inc. on Form S-8 (File No. 333-139894, effective January 10, 2007), Form S-8 (File No. 333-144763, effective July 20, 2007), Form S-8 (File No. 333-166835, effective May 14, 2010), Form S-3 (File No. 333-160268, effective August 25, 2009), and Form S-3 (File No. 333-176662, effective February 7, 2012).

/s/ UHY LLP

Houston, Texas

March 23, 2012